EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Dot Hill Systems Corp. on Form S-3 of our report dated March 17, 2003, appearing in Amendment No. 2 to Registration Statement No. 333-107756 of Dot Hill Systems Corp. on Form S-3. We also consent to the incorporation by reference of our reports dated March 17, 2003, appearing in the Annual Report on Form 10-K/A of Dot Hill Systems Corp. for the year ended December 31, 2002, which is incorporated by reference in Amendment No. 2 to Registration Statement No. 333-107756 of Dot Hill Systems Corp. on Form S-3. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of Amendment No. 2 to Registration Statement No. 333-107756 of Dot Hill Systems Corp. on Form S-3, which is incorporated by reference in this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

San Diego, California
September 17, 2003